UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2018 (July 18, 2018)

SIRIUS XM HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	38-3916511
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1290 Avenue of the Americas, 11th Fl., New York, NY	10104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100
 Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2018, our Board of Directors unanimously appointed Kristina M. Salen as a member of our Board of Directors, effective immediately, to hold office until the Corporation’s 2019 annual meeting of stockholders and her successor has been duly elected and qualified or her earlier death, resignation or removal. Ms. Salen was also appointed to the Board’s Audit Committee. The Board has determined that Ms. Salen satisfies the definition of an “independent director” under the Nasdaq listing standards and the Board’s Corporate Governance Guidelines, as well as the additional requirements for service on the Board’s Audit Committee under the Nasdaq listing standards, the rules of the Securities Exchange Act of 1934, as amended, and the Board’s Corporate Governance Guidelines.

Ms. Salen, age 47, is the Chief Financial Officer and Chief Operating Officer of UnitedMasters, an artist services company. Previously, she served as the Chief Financial Officer at Etsy, Inc., an online marketplace, from January 2013 to March 2017. Prior to Etsy, Ms. Salen led the media, Internet, and telecommunications research group of FMR LLC (doing business as Fidelity Investments), a multinational financial services company, from January 2006 to January 2013. Prior to Fidelity, Ms. Salen worked in various financial and executive roles at several companies, including Oppenheimer Capital LLC, an investment firm, from June 2002 to December 2005; Merrill Lynch & Co., Inc., a financial services corporation acquired by Bank of America Corporation in January 2009, from June 1997 to June 2001; Lazard Freres & Co. LLC, a global financial advisory and asset management firm, from April 1996 to June 1997; and SBC Warburg, an investment bank, from December 1994 to April 1996. Ms. Salen is also a director of Cornerstone OnDemand, Inc., a cloud-based talent management software solution company, where she is Chair of the Audit Committee.

Ms. Salen will be entitled to receive the customary annual compensation paid to our non-employee directors, which currently consists of an annual cash retainer of $100,000, $35,000 in the form of options to purchase our common stock, and $65,000 in restricted stock units. In the ordinary course, the directors’ equity-based compensation is granted annually on the next business day following each annual meeting of stockholders. Ms. Salen will also be eligible to participate in the Sirius XM Holdings Inc. Deferred Compensation Plan. The material terms of the non-employee directors’ annual compensation and the Sirius XM Holdings Inc. Deferred Compensation Plan are described in our most recent proxy statement filed with the Securities and Exchange Commission on April 23, 2018 under the heading “Director Compensation Table for 2017 - Director Compensation Plan.”

In connection with her appointment, the Compensation Committee of our Board of Directors awarded Ms. Salen options to purchase shares of our common stock in an amount of $31,000 and restricted stock units in an amount of $58,000. The grant of these stock options and restricted stock units will be effective on the first trading day when there is no applicable trading blackout restriction relating to our common stock, and the number of options and restricted stock units Ms. Salen will receive will be determined based on the closing price of our common stock on The Nasdaq Global Select Market on such date. These awards are in respect of her annual director compensation for the period until we next grant our non-employee directors their annual equity-based compensation. The vesting and other material terms of these stock options and restricted stock units are the same as those that apply to the non-employee directors’ annual equity awards.

Ms. Salen does not have any family relationships with any of the Company’s directors or executive officers, is not a party to any transactions of the type listed in Item 404(a) of Regulation S-K and was not appointed pursuant to any arrangement or understanding with any other person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly Executive Vice President, General Counsel and Secretary

Dated: July 18, 2018